Exhibit 16
Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

March 29, 2002

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated March 28, 2002, of Alabama Power Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein

Very truly yours,




/s/ Arthur Andersen LLP
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Arthur Andersen LLP



Copies to:
Mr. Charles D. McCrary, CEO, Alabama Power Company
Mr. William B. Hutchins, III, CFO, Alabama Power Company
Mr. Gale E. Klappa, CFO, Southern Company